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                                                                    EXHIBIT 4.20

                                                            Warrant No. 99-001LL
                                                 Expiration Date: March 24, 2001


                 NON-TRANSFERABLE COMMON STOCK PURCHASE WARRANT

         1. This is to certify that, for value received, the registered holder named on the signature page (the "Holder"), is entitled for a period commencing March 24, 1999 and ending on the Expiration Date, subject to the terms and conditions herein set forth, to purchase from American Dental Technologies, Inc. (the "Company") the number of shares of the Company's common stock ("Common Stock") set forth below the Holder's name on the signature page hereof at a purchase price of $4.125 per share of Common Stock (the "Purchase Price Per Share").

         2(a). Other than as specified below, this Warrant is non-transferable and may be exercised in whole or in part only by the Holder by written certified or registered mail notice to the Company accompanied by the surrendered Warrant and payment of the purchase price in certified or bank funds for the number of shares so purchased. If this Warrant is exercised in part only, then the Company shall execute and deliver a new Warrant evidencing the rights of the Holder to purchase the remaining number of shares purchasable hereunder.

         (b). This Warrant may be exercised only by the Holder and may not be transferred other than by will, laws of descent and distribution, a qualified domestic relations order, or upon the prior written consent of Company. Any attempted assignment, transfer, pledge or other disposition of this Warrant other than as provided herein, shall be void and of no effect.

         3. Within five business days of receipt of notice of exercise of this Warrant as above provided, the Company shall cause to be issued in the name of and delivered to the Holder a certificate or certificates for the shares of Common Stock so purchased; provided, however, notwithstanding anything to the contrary in this Warrant, the Holder shall be deemed to be the owner of all shares of Common Stock for which, and on the last date that, the Holder gives notice of exercise, surrenders this Warrant, and pays the purchase price for such shares pursuant to the notice of exercise. The Company covenants and agrees that all shares of Common Stock which may be delivered upon exercise of this Warrant will, upon delivery, be fully paid and non-assessable. The Company agrees at all times to reserve and hold available a sufficient number of authorized shares of Common Stock to cover the number of shares issuable upon the full exercise of this Warrant.

         4(a). If the Company at any time shall, by subdivision, combination or reclassification of securities, by merger, by share exchange or otherwise, change or permit to be changed any of the securities to which purchase rights under this Warrant exist into the same or a different number of securities of any class or classes, then this Warrant shall thereafter permit the Holder to acquire such number and kind of securities and/or other consideration as would have been


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issuable as the result of such change as if this Warrant had been exercised immediately prior to such subdivision, combination, reclassification, merger, share exchange or other change. In case the shares of Common Stock at any time outstanding shall be subdivided into a greater number of shares, or combined into a lesser number of shares, then each share of Common Stock purchasable under this Warrant shall be replaced for the purposes hereof by the number of the subdivided or consolidated shares, as the case may be, issued in substitution for each one share of Common Stock then issued and outstanding; and in case at any time the Company shall issue any additional shares of Common Stock as a stock dividend, then the shares purchasable under this Warrant shall be increased in the same ratio as the then outstanding Common Stock was increased by such stock dividend, and the Purchase Price Per Share correspondingly decreased. No fractional shares will be issued and in lieu thereof the Holder will receive an amount of cash equal to the closing sale price of the Common Stock as reported by Nasdaq on the last trading day before the exercise date multiplied by the fractional share to which the Holder would otherwise be entitled.

         (b). The Company will at all times in good faith assist in carrying out the terms of this Warrant to protect the rights of the Holder against dilution as provided herein.

         5. Neither this Warrant nor the shares issuable upon exercise of this Warrant have been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state "Blue Sky" laws. By acceptance of this Warrant, the Holder represents and warrants to the Company that the Holder will not offer, distribute, sell, transfer or otherwise dispose of the shares received upon exercise of this Warrant except pursuant to (i) an effective registration statement under the Act and any applicable Blue Sky laws with respect thereto;
(ii) an opinion, reasonably satisfactory to the Company, addressed to the Company, from counsel reasonably satisfactory to the Company, that such offering, distribution, sale, transfer or disposition is exempt from registration under the Act and any applicable Blue Sky laws; or (iii) a letter from the staff of the Securities and Exchange Commission ("SEC") or any state securities commissioner, as the case may be, to the effect that it will recommend that no action be taken with respect to such transaction. The Holder agrees, by acceptance of this Warrant, to execute any and all documents reasonably deemed necessary by the Company and required by the regulatory authority of any state in connection with any public offering of the shares underlying this Warrant.

         6. The Holder of this Warrant shall not be entitled to vote or receive dividends nor be deemed the owner of Common Stock of the Company for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of the stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, until this Warrant shall have been validly exercised as provided above.


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         7. If this Warrant shall be mutilated, lost, stolen or destroyed, then the Company shall promptly issue a new Warrant of like date, tenor, and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of any lost, stolen or destroyed Warrant, upon receipt of an indemnity agreement or bond reasonably satisfactory to the Company; provided, however, the Company agrees to use its best efforts to cause the Company's transfer agent to accept the Holder's indemnity agreement without requiring a bond.

         This Warrant issued this 24th day of March, 1999.


                                        AMERICAN DENTAL TECHNOLOGIES, INC.



                                        By:
                                             Ben J. Gallant, President





Registered Holder:
LARA & LEE, LLC
340 East 74th Street
Suite 2H
New York, NY 10021
Phone:  212-585-2300  /  Fax:  212-585-2800


Number of Shares:  25,000



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